Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Share Incentive Plan and the 2023 Employee Stock Purchase Plan of Ritchie Bros. Auctioneers Incorporated of our reports dated February 21, 2023, with respect to the consolidated financial statements of Ritchie Bros. Auctioneers Incorporated, and the effectiveness of internal control over financial reporting of Ritchie Bros. Auctioneers Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Vancouver, Canada
May 9, 2023